FOR IMMEDIATE RELEASE
---------------------

         Riviera Holdings Corporation Reaches Settlement with Allen Paulson

         LAS VEGAS, NV -- Friday, August 2, 1999 -- Riviera Holdings Corporation ("RHC") announced today (July 2, 1999) that it had agreed with Allen Paulson to settle the action brought by Mr. Paulson against RHC, pending in the U.S. District Court in Los Angeles. Such settlement is subject to court approval. Such action will continue against the other defendants.

         If the settlement is approved, Paulson would receive $5 million consisting of (i) $3,477,000 ($7.50 per share) for the 463,655 shares of RHC common stock owned by Paulson and (ii) $1,523,000 out of the funds being held in escrow for the benefit of holders of RHC Contingent Value Rights ("CVR's"). The remainder of the escrow (about $4,350,000 at May 31, 1999) would be distributed to the holders o the CVR's. Each CVR would receive about $2.46 per CVR.

About Riviera Holdings:

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip, operates the Four Queens Hotel/Casino in downtown Las Vegas and is developing a casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under symbol, RIV.

         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 1998 and Form 10-Q for March 31, 1999. Actual results may differ.

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        For more information on Riviera, dial 800-PRO-INFO, symbol RIV.